AMENDMENT NO. 1 TO HEALTHCARE REALTY TRUST INCORPORATED
2000 EMPLOYEES STOCK PURCHASE PLAN
This Amendment No. 1 to the Healthcare Realty Trust Incorporated 2000 Employees Stock Purchase Plan (this “Amendment”) is entered into effective December 31, 2017 at the direction of the Compensation Committee (the “Committee”) of the Board of Directors of Healthcare Realty Trust Incorporated (the “Company”).
RECITALS:
WHEREAS, on January 25, 2000, the Company established the Healthcare Realty Trust Incorporated 2000 Employee Stock Purchase Plan (the “Plan”), which superseded the Healthcare Realty Trust Incorporated 1995 Employee Stock Purchase Plan;
WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and
WHEREAS, the Committee desires to amend the Plan to change the definition of “Eligible Employee” therein.
AMENDMENT:

1.	Amendment. Section 2.8 (a) of the Plan is hereby deleted and the following is inserted in the stead thereof:

“(a) An employee who was not employed by the Company on December 31 of the year prior to the grant of an Option.”

For the sake of clarity, the purpose of the Amendment is to delete the previous 90-day employment requirement and make an employee of the Company eligible to participate in the Plan so long as such employee was employed on the last day of the year preceding the grant of an Option and otherwise meets the definition of Eligible Employee.

2.	Reaffirmation. All other terms and conditions of the Plan are herein reaffirmed in their entirety.

IN WITNESS WHEREOF, the Committee, on behalf of the Company, has directed that this Amendment be executed this 13th day of February, 2018.
HEALTHCARE REALTY TRUST INCORPORATED

By: _/s/ John M. Bryant, Jr._______
Name: _John M. Bryant, Jr. ______
Title: _Executive Vice President and General Counsel___